                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                 7-Eleven, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            [7-ELEVEN, INC. LOGO]
                                 7-ELEVEN, INC.
         2711 NORTH HASKELL AVENUE - BOX 711 - DALLAS, TEXAS 75221-0711

                                 March 26, 2002

Dear 7-Eleven Shareholder:

     We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 24, 2002. The meeting will begin at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center located on the ground floor of our headquarters at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas.

     If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. We have included a map of Cityplace Center on the back cover of the attached proxy statement. The map shows the entrances to the Cityplace Center parking garage.

     This booklet contains the formal Notice of Annual Meeting and the proxy statement. The proxy statement tells you about the proposals being presented to the shareholders at this meeting and provides other important information about the procedures for the meeting.

     At this meeting, you will be voting on the election of 13 directors and the ratification of the Board of Directors' selection of our independent accountants.

     Our Board of Directors unanimously recommends that you vote FOR each of the persons nominated for election as a director, and FOR the ratification of our independent accountants.

     We have enclosed a copy of our 2001 Annual Report with your proxy statement and Notice of Annual Meeting. We appreciate your continued interest in our progress.

     Please complete, sign and mail the enclosed proxy card as soon as possible so your vote will be counted at the meeting.


                                      Sincerely,

                                      /s/ James W. Keyes

                                      James W. Keyes
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                      AND DIRECTOR

                                 7-ELEVEN, INC.
                            2711 North Haskell Avenue
                            Dallas, Texas 75204-2906

                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 2002

                         -------------------------------

TO THE SHAREHOLDERS OF 7-ELEVEN, INC.:

     The Annual Meeting of Shareholders of 7-Eleven, Inc. will be held on Wednesday, April 24, 2002, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

     1. To elect 13 directors to serve for the coming year;

     2. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be our independent accountants for the year 2002; and

     3. To transact any other business that may properly come before the meeting or any adjournments of the meeting.

     Only shareholders of record at the close of business Friday, March 1, 2002, will be entitled to receive notice of, and to vote at, the meeting.

     The proxy statement contains further information about each of the matters to be considered.

     WE INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS ON IT, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BOXES, AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


                                      By order of the Board of Directors,


                                      /s/ Bryan F. Smith, Jr.

                                      Bryan F. Smith, Jr.
                                      SECRETARY

Dallas, Texas
March 26, 2002

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK
THE APPROPRIATE BOX ON THE PROXY CARD

                                 7-ELEVEN, INC.
                            2711 NORTH HASKELL AVENUE
                               DALLAS, TEXAS 75204

                            ------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 24, 2002
          DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH 29, 2002
                            ------------------------

                               GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

      Our Board of Directors is soliciting your proxy for the Annual Meeting of Shareholders to be held April 24, 2002, and at any adjournments of the meeting. Our officers and directors who held office during the last fiscal year, as well as their nominees and associates, have no interest, direct or indirect, in the matters to be voted upon, other than election to office and as specifically disclosed in this proxy statement.

      Our Board of Directors requests you to sign and return the proxy promptly, whether or not you plan to attend the meeting. In addition, if you plan to attend the meeting in person, please indicate your plans by marking the appropriate space on your proxy card. Unless you revoke your proxy or indicate a contrary instruction on the proxy, your properly executed proxy will grant authority to vote, and it will be voted for the election of 13 directors and for ratification of the appointment of the accounting firm of PricewaterhouseCoopers LLP to be our independent accountants for 2002. You may revoke a previously submitted proxy by giving us written notice at any time before the meeting or by advising the Inspector of Election at the meeting; however, your presence at the meeting will not automatically revoke your proxy. In addition, if you revoke your proxy during the meeting, it will not affect any votes taken before you revoke your proxy. By signing the proxy, you grant discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. We are not aware of any matters to be presented other than those described in this proxy statement, except approval of the minutes of the 2001 Annual Meeting of Shareholders.

      We bear the cost of soliciting the proxies. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation, at a cost not to exceed $6,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Our officers and regular employees may also solicit, without additional compensation, by mail, telephone, telegraph or in person.

SHARES OUTSTANDING AND VOTING RIGHTS

      Our common stock is our only class of voting securities outstanding. Shareholders of record as of the close of business March 1, 2002, are entitled to notice of, and to vote at, the meeting. At the record date there were 104,829,197 shares of common stock, $.0001 par value, outstanding and entitled to vote. There were 1,973 record holders on the record date. Each outstanding share is entitled to one vote.

      With respect to the election of directors, each director must be elected by a plurality of the votes cast by the holders of shares entitled to vote. All other matters to be voted upon must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote.

      We do not permit cumulative voting for the election of directors or on any other matter. In addition, your abstention from voting and broker non-votes will be counted toward determining the presence of a quorum but will not be included in determining the number of votes "for" the election of directors and will not be counted "for" or "against" any other item being voted upon.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      The Board of Directors has set the number of directors to be elected at this meeting at 13, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or his earlier death, removal or resignation, or until his successor is duly elected and qualified.

      Although there is currently no agreement that controls the composition of the Board of Directors, the fact that IYG Holding Co. owns more than 70% of our outstanding common stock (see "Security Ownership of Certain Persons" below) means that IYG Holding Co. can control the composition of our Board of Directors. The nominees for election as directors for 2002 have been nominated by resolution adopted by the current Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During 2001, our Board of Directors held three regular meetings.

      The Board of Directors has an Audit Committee, whose membership changed during 2001. Mr. Jay W. Chai served as Chairman of the Committee throughout 2001. From January 2001 to March 2001, Mr. Gary J. Fernandes, Dr. Asher Pacholder and Mr. Chai comprised the Committee. From April 2001 to June 2001, Mr. Fernandes and Mr. Chai comprised the Committee. From June 2001 through the end of the year, Mr. Fernandes, Mr. Chai and Mr. Lewis E. Platt comprised the Committee.

      The Audit Committee met eight times during 2001. The functions of the Audit Committee include:

      - Recommending to our Board the engagement of our independent accountants;

      - Reviewing with our independent accountants the plan and scope of the audit, its status during the year and any recommendations the independent accountants may have for improving or changing the audit and control environment;

      - Reviewing any non-audit services our independent accountants perform and considering the effect, if any, this may have on their independence;

      - Reviewing with our internal auditors the plan, scope and results of their audits and investigations;

      - Discussing with management, the independent accountants and our internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

      - Reviewing our accounting principles, policies and practices and our financial reporting policies and practices;

      - Reviewing, prior to publication, our annual audited financial statements as well as such other financial information or releases as the Committee deems desirable; and

      -     Undertaking other duties as assigned by the Board of Directors.

      At the end of 1999, the Securities and Exchange Commission and the New York Stock Exchange adopted new rules relating to Audit Committees. Under these rules, members of the Committee must be financially literate. As required by these rules, our Board of Directors, exercising its business judgment in interpreting the term "financially literate," has determined that each member of the Audit Committee is financially literate.

      In addition, the NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise, as our Board of Directors interprets this qualification in its business judgment. Our Board of Directors has determined that each member of the Committee has served as either a Chief Executive Officer or a Chief Financial Officer of a large corporate entity with responsibility for financial management and decision-making and therefore has the necessary accounting or related financial management expertise.

      The NYSE rules also require members of the Audit Committee to be independent, which the rules define as having no relationship to the Company that may interfere with the exercise of their independence from management and the Company. During 2001, Dr. Pacholder, Mr. Fernandes and Mr. Platt had no such relationship with the Company. Mr. Chai was an executive officer of ITOCHU International and ITOCHU Corporation until his retirement in June 2001. These companies own an interest in two companies that do business with us. Because of those business relationships, in order for Mr. Chai to serve on our Audit Committee, the NYSE rules required our Board of Directors, in its business judgment, to determine that those business relationships do not interfere with Mr. Chai's exercise of independent judgment. Our Board of Directors has determined that our business relationships with companies in which ITOCHU International and ITOCHU Corporation have an interest do not interfere with Mr. Chai's exercise of independent judgment.

      The Board of Directors has a Compensation and Benefits Committee, composed of three directors. From January 2001 to October 2001, the Committee included Mr. Fernandes, Mr. Kazuo Otsuka and Mr. Toshifumi Suzuki, who served as Chairman. Beginning in October 2001, the Committee's members were Mr. Fernandes, Mr. Yoshitami Arai and Mr. Platt, Chairman of the Committee. During 2001, the Committee met twice. In addition, certain actions, such as the granting of stock options, were taken by the full Board of Directors instead of the Committee. (See "Compensation of Directors and Executive Officers," below, for a description of the functions of the Committee.)

      The Board of Directors formed a Nominating Committee in October 2001, but the committee did not meet during the year. If security holders wish to recommend a nominee for service on our Board of Directors, they should send a written recommendation to 7-Eleven, Inc., 2711 N. Haskell Ave., Dallas, Texas 75204, Attention: Corporate Secretary.

      During 2001, each of the current directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member.

REPORT OF AUDIT COMMITTEE

At their meeting on March 19, 2002, members of our Audit Committee unanimously approved the following report to shareholders:

      As members of the Audit Committee of the Board of Directors of 7-Eleven, Inc., we have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

      We have discussed with PricewaterhouseCoopers LLP ("PWC") the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from PWC required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with PWC their independence.

      Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

      We have also considered whether the provision of services by PWC not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, is compatible with maintaining the independence of PWC.

      JAY W. CHAI, CHAIRMAN
      GARY J. FERNANDES
      LEWIS E. PLATT

COMPENSATION OF DIRECTORS

      The compensation for members of the Board of Directors is established by resolution adopted by the Board. The annual fee for a director who is not employed by us, Ito-Yokado Co., Ltd. or Seven-Eleven Japan Co., Ltd. is set at $30,000 a year, plus $1,000 for attendance at each regular or special meeting of the Board or of any Board committee, including meetings held by means of conference telephone or similar communications equipment. If a director participates in a committee meeting in conjunction with attending another meeting of the Board of Directors or another Board committee, the director does not receive additional pay for attending the committee meeting. In addition, we do not compensate directors for signing any consents in lieu of meetings. The annual fee for a director who is an employee of Ito-Yokado or of Seven-Eleven Japan is set at $18,000 a year. The Chairman of the Audit Committee and the Chairman of the Compensation and Benefits Committee each receive an additional fee of $5,000 annually.

      During 1998, the Board approved and adopted the Stock Compensation Plan for Non-Employee Directors. Under this plan, a non-employee director can elect to receive all, none or a portion of his director's fees in shares of our common stock instead of in cash. Shares are valued as of the closing price on the last trading day of the calendar quarter during which the fees were earned and are issued shortly thereafter. Directors who are our employees receive only their compensation as an employee; they receive no directors' fees for their service on the Board or any Board committee.

      In addition, as described on page 7, Mr. Ashida is paid $11,500 per month, including any director's fees to which he would otherwise be entitled, under an Independent Consultant's Agreement entered into on July 1, 1991, and amended in 1995, pursuant to which he serves as liaison with the Board of Directors. Mr. Asakura is one of our Senior Vice Presidents and receives compensation from us for his service as one of our directors and officers under an agreement entered into in 1997 concerning his service (see "Proposal 1. Election of Directors--Information About Nominees," below, for additional details concerning Mr. Ashida's and Mr. Asakura's compensation).

PROPOSAL 1.     ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES

      The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 15, 2002, of each person nominated, including all positions and offices with 7-Eleven, and the principal directorships held by such persons in non-7-Eleven companies. Also included is information about compensation paid to certain of our directors.

                                                                                         YEAR FIRST ELECTED
NAME                          AGE    POSITION WITH 7-ELEVEN                              DIRECTOR
----                          ---    ----------------------                              ------------------
Masatoshi Ito                  77    Chairman of the Board and Director                  1991
Toshifumi Suzuki               69    Vice Chairman of the Board and Director             1991
Clark J. Matthews, II          65    Co-Vice Chairman of the Board and Director          1981-1987 and 1991
James W. Keyes                 46    President and Chief Executive Officer; Director     1997
Yoshitami Arai                 70    Director                                            1991
Masaaki Asakura                59    Senior Vice President; Director                     1997
Timothy N. Ashida              62    Director                                            1991
Jay W. Chai                    68    Director                                            1991
Gary J. Fernandes              58    Director                                            1991
Masaaki Kamata                 62    Director                                            1991
Kazuo Otsuka                   55    Director                                            1991
Lewis E. Platt                 60    Director                                            2001
Nobutake Sato                  63    Director                                            1991

-----------------

         MASATOSHI ITO has served as our Chairman of the Board and as a Director since March 1991. He also serves as a Director and as Honorary Chairman of Ito-Yokado Group, which includes Ito-Yokado Co., Ltd., Seven-Eleven Japan Co., Ltd. and Denny's Japan Co., Ltd., as well as other companies. From 1958 to 1992, Mr. Ito served as President of Ito-Yokado Co., Ltd. He served as the Chairman of the Board of Seven-Eleven Japan Co., Ltd., from 1978 to 1992, and as its President from 1973 to 1978. From 1981 to 1992, Mr. Ito served as the Chairman of the Board of Denny's Japan Co., Ltd., and from 1973 to 1981 as its President. He was Chairman of the Board of Famil Co., Ltd. from 1986 to 1999, Chairman of the Board of York Mart Co., Ltd. from 1979 to 1996, Chairman of the Board of Robinson's Japan Co., Ltd. from 1995 to 1996, Chairman of the Board of Maryann Co., Ltd. from 1977 to 1996, and President of Oshman's Japan Co., Ltd. from 1984 to 1996. In addition, Mr. Ito has served as Statutory Auditor of Steps Co., Ltd. since 1992, Chairman of the Board of York-Keibi Co., Ltd. from 1989 to 1996, President of Union Lease Co., Ltd. since 1985, Statutory Auditor of Daikuma Co., Ltd. since 1982 and Chairman of the Board of Marudai Co., Ltd. from 1989 to 1996. He has been a Director of Seven-Eleven (Hawaii), Inc. since 1989 and Chairman of the Board of Umeya Co., Ltd. from 1981 to 1998. He also has served as Director and Chairman of the Board of IYG Holding Co. since 1990.

         TOSHIFUMI SUZUKI has served as our Vice Chairman of the Board and as a Director since March 1991. He has served as President and Chief Executive Officer of Ito-Yokado Co., Ltd. since October 1992, as a Director since 1971, as Executive Vice President from 1985 to 1992, as Senior Managing Director from 1983 to 1985, as Managing Director from 1977 to 1983; and he has been an employee of Ito-Yokado since 1963. Mr. Suzuki has served as a Director of Seven-Eleven Japan Co., Ltd., since 1973, its Chairman of the Board and Chief Executive Officer since October 1992, its President from 1975 to 1992 and its Senior Managing Director from 1973 to 1965. Since 1984 Mr. Suzuki has served as Statutory Auditor of Robinson's Japan Co., Ltd. He has served as Chairman of the Board of Daikuma Co., Ltd. since 1985, President of Seven-Eleven (Hawaii), Inc. since 1989; Chairman of 7dream.com Co., Ltd. since 2000 and President and Director of IYG Holding Co. since 1990. Since 1993 Mr. Suzuki has served as President of York Insurance Co., Ltd. In addition, since 2001 Mr. Suzuki has served as Chairman of IY Card Service Co., Ltd.

         CLARK J. MATTHEWS, II was elected Director in March 1991 and previously served in that capacity from 1981 to 1987. He was appointed Co-Vice Chairman of the Board in May 2000. He served as our President and Chief Executive Officer from March 1991 to April 2000 and as Secretary from April 1995 to April 2000. From 1979 to 1991 Mr. Matthews served as our Executive Vice President and Chief Financial Officer or Senior Executive Vice President and Chief Financial Officer. From 1973 to 1979 he served as our General Counsel. Prior to his retirement in April 2000, Mr. Matthews had been employed by us since 1965.

         JAMES W. KEYES was elected Director in April 1997 and has served as our President and Chief Executive Officer since May 2000. From May 1998 to April 2000 he served as our Executive Vice President and Chief Operating Officer. Mr. Keyes also served as our Chief Financial Officer from May 1996 to April 1998, as Senior Vice President of Finance from June 1993 to April 1996, as Vice President of Planning and Finance from August 1992 to June 1993, as Vice President or Vice President, National Gasoline, from August 1991 to August 1992 and as General Manager, National Gasoline, from 1986 to 1991. He has been an employee since 1985.

         YOSHITAMI ARAI was elected Director in March 1991. Mr. Arai has been the Chairman of the Board of Systems International Incorporated, a consulting firm for international joint ventures, licensing and investment arrangements, since 1977, and served as its President from 1970 to 1977. From 1977 to 1989 he served as the President of Tokyo Hotels International. He has been Chairman of Catalina Pacific Media L.L.C. since 1996. In addition, Mr. Arai is a Director of Catalina Marketing Japan K.K., Entry Strategies Inc., Industrial Suppliers S.A., Pacific Media K.K. and Parallel Inc. Mr. Arai is Chairman of JAIC-Shinrai Capital L.L.C. Mr. Arai is a member of the Pacific Basin Economic Council, APEC Business Advisory Council and other international nonprofit organizations. Since 1996, he has served as Senior Advisor to the Welsh Development Agency, a British government organization.

         MASAAKI ASAKURA was elected Director in April 1997 and has served as our Senior Vice President since May 1998. He previously served as Vice President from May 1997 to April 1998. Mr. Asakura served as the General Manager and Overseas Liaison, Planning Department, for Seven-Eleven Japan Co., Ltd., from 1995 to 1997 and as Executive Vice President and General Manager of Seven-Eleven (Hawaii), Inc., from 1991 to 1994. He has been an employee of Seven-Eleven Japan Co., Ltd., since 1976.

         TIMOTHY N. ASHIDA was elected Director in March 1991. Since 1972 he has served as the President of A.K.K. Associates, Inc., a consulting firm based in Glendale, California, for Japanese/American investments. Mr. Ashida has also served as a Director of Seven-Eleven Japan Co.,

Ltd., since 1991. From 1969 to 1972 he was General Manager of the Far East Division of Travel Systems International and from 1966 to 1969 he was an interpreter and technical coordinator for Kawaguchi Tour Services. Mr. Ashida has entered into an Independent Consultant's Agreement with us pursuant to which he is paid $11,500 per month to serve as liaison with our Board of Directors. This fee is inclusive of any director's fees to which he would otherwise be entitled.

         JAY W. CHAI was elected Director in March 1991. He served as Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. from April 1991 to his retirement in June 2001. Prior to his retirement, Mr. Chai held several other positions with ITOCHU International, including Chief Operating Officer from 1989 to 1991, Executive Vice President from 1986 to 1991 and Senior Vice President from 1982 to 1985. He also has served as a Director of ITOCHU International from 1983 to 2001. From 2000 to June 2001, Mr. Chai served as Vice Chairman of ITOCHU Corporation, a Japanese trading company. Other positions he held at ITOCHU Corporation include Executive Vice President from 1993 to 2000, Senior Managing Director from 1991 to 1993, Managing Director from 1989 to 1991, Director from 1986 to 1989. Mr. Chai also has served as a Director of Isuzu Motors Limited since 1984 and as a Director of All Nippon Airways Co., Ltd. since 1992.

         GARY J. FERNANDES was elected Director in April 1991. Since 2001 Mr. Fernandes has served as Advisory Director of MHT Partners and as Chairman of FLF Real Estate. From January 2000 to June 2001 he served as Chief Executive Officer of GroceryWorks, an Internet-based home shopping service. Since 2000, Mr. Fernandes has served as Chairman of GroceryWorks. In addition, Mr. Fernandes was a partner in Convergent Partners, Ltd., a venture capital partnership, from January to December 1999. Mr. Fernandes has held the positions of Vice Chairman, Senior Vice President and Director of Electronic Data Systems Corporation, an information technology service company, from 1996 to 1998, 1984 to 1996 and 1981 to 1998, respectively. From 1995 to 1998 he served as Chairman of A.T. Kearney, Inc. He is Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

         MASAAKI KAMATA was elected Director in March 1991. He has held several positions with Seven-Eleven Japan Co., Ltd., including Director since 1978, Vice Chairman since 1997, Executive Vice President from 1992 to 1997, Senior Managing Director from 1989 to 1992, Managing Director from 1985 to 1989; and he has been an employee of Seven-Eleven Japan since 1973. Since 1989 he has served as Director, and since 1992 as President, of Seven-Eleven (Hawaii), Inc. Mr. Kamata has served as Director and Treasurer of IYG Holding Co. since 1990. He has served as a director of IY Card Service Co., Ltd. since 2001 and as Chairman of Union Lease Co., Ltd. since 2001.

         KAZUO OTSUKA was elected Director in March 1991. Since 1986 he has served as General Manager, Corporate Development, for Ito-Yokado Co., Ltd. and from 1982 to 1986 served as Manager, Corporate Development. He has also served as assistant to Mr. Masatoshi Ito from 1978 to 1982 and has been employed by Ito-Yokado since 1975. Since 2000, Mr. Otsuka has served as Statutory Auditor of Seven-Eleven Japan Co., Ltd. He has served as Assistant Secretary of IYG Holding Co. since 1990.

         LEWIS E. PLATT was elected Director in June 2001. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company from November 1992 to July 1999, and as a Director and Chairman from September 1993 to his retirement in December 1999. Mr. Platt has also served as Chief Executive Officer and as a Director of Kendall-Jackson Wine Estates Limited from January 2000 to June 2001. In 1995, he was appointed by President Clinton to the Advisory Committee on Trade Policy Negotiations. He also serves on the Wharton School Board of Overseers and the Cornell

University Council and as a Trustee of the David and Lucille Packard Foundation. In addition, Mr. Platt has served as a Director of The Boeing Company since 1999.

         NOBUTAKE SATO was elected Director in March 1991. He has held several positions with Ito-Yokado Co., Ltd., including Director since 1977, Executive Vice President since 1993, Chief Financial Officer from 1996 to 1998, Senior Managing Director from 1985 to 1993 and Managing Director from 1983 to 1985. Mr. Sato has been an employee of Ito-Yokado since 1964. He serves on the board of directors of several companies, including Denny's Japan Co., Ltd. since 1973, Managing Co., Ltd. since 1982, Oshman's Japan Co., Ltd. since 1984 and Marudai Co., Ltd. since 1989. Mr. Sato was appointed President of Urawa Building Co., Ltd. in 1985, of Nitsa Systems Kaihatsu Co., Ltd. in 1986 and of Waiaru Kiahatsu Co., Ltd. in 1988 and still serves in those positions. He has been Chairman of York Benimaru Co., Ltd. since 2000 and President of Shiba Park Publishing Co., Ltd. since 1995. Mr. Sato has served as Director and Vice President of IYG Holding Co. since 1990 and as Statutory Auditor of IY Card Service Co., Ltd. since 2001. In addition, he has served as a Director of IY Bank Co., Ltd. since 2001.

      Our Board of Directors has recommended each of the nominees presented for election. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL BE TABULATED AS A VOTE WITHHELD ON THE ELECTION, AND WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS' MEETING AND WHETHER NOMINEES HAVE RECEIVED THE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      At March 1, 2002, the record date for the Annual Meeting, we were aware of the following beneficial owners of 5% or more (as determined under the applicable SEC rules) of the outstanding shares of our common stock, which is our only class of voting security. As of the record date, 104,829,197 shares of our common stock were issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next 60 days, but which are not currently outstanding.

                         NAME AND ADDRESS                 AMOUNT AND NATURE OF
TITLE OF CLASS           OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP       PERCENT OF CLASS
--------------           -------------------              --------------------       ----------------
Common Stock,            IYG Holding Co.                  76,124,428 Shares (a)      72.62%
 $.0001 par value        4-1-4, Shibakoen
                         Minato-ku, Tokyo Japan 105

Common Stock,            Ito-Yokado Co., Ltd.             10,671,275 Shares (b)      9.24% (b)
 $.0001 par value        4-1-4, Shibakoen
                         Minato-ku, Tokyo Japan 105

Common Stock,            Seven-Eleven Japan Co., Ltd.     10,252,794 Shares (b)      8.91% (b)
 $.0001 par value        4-1-4, Shibakoen
                         Minato-ku, Tokyo Japan 105

------------
(a) IYG Holding Co. is a Delaware corporation, created specifically for the purpose of purchasing shares of our common stock. IYG Holding Co. is a jointly owned subsidiary of Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51% and Seven-Eleven Japan Co., Ltd. owns 49% of IYG Holding Co.'s outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan's outstanding common stock. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are officers and directors of IYG Holding Co. (see "Security Ownership of Management" and "Information About Nominees"). They each individually disclaim beneficial ownership of the shares held by IYG Holding Co.

(b) As required by the rules and regulations under the Exchange Act, the numbers shown in this table include shares of common stock acquirable by Ito-Yokado (7,355,415 shares) and Seven-Eleven Japan (7,066,968 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010. We issued these debt securities in November 1995. They are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share. The numbers shown in this table also include shares of common stock acquirable by Ito-Yokado (3,315,860 shares) and Seven-Eleven Japan (3,185,826 shares) upon conversion of $80 million 4.5% Convertible Quarterly Income Debt Securities due 2013. We issued these debt securities in February 1998. They are convertible into a total of 6,501,686 shares at a conversion price of $12.3045 per share.

      The percentage ownership shown in this table and the table that follows is calculated as required by Rule 13d-3(d)(1) under the Exchange Act. IYG Holding Co. currently owns 72.6% of our outstanding common stock. Ito-Yokado and Seven-Eleven Japan do not directly own any shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table and the footnotes that follow show the beneficial ownership of our common stock as of March 15, 2002, as required by SEC rules and regulations, by each director and each person nominated for director, by the Chief Executive Officer and our next four most highly compensated executive officers and by all our executive officers and directors as a group.

                                                  AMOUNT AND NATURE                PERCENT OF
         NAME OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP(a)       CLASS(a)
         ------------------------                 --------------------------       ----------
         Masatoshi Ito                                   405,426 (b)                  .38% (b)
         Toshifumi Suzuki                                202,800 (c)                  .19% (c)
         Clark J. Matthews, II                           687,808 (d)                  .65% (d)
         Yoshitami Arai                                    9,017 (e)                    *
         Masaaki Asakura                                   2,000 (f)                    *
         Timothy N. Ashida                                 6,000 (g)                    *
         Rodney A. Brehm                                  94,638 (h)                    *
         Jay W. Chai                                       2,328 (i)                    *
         Gary J. Fernandes                                20,380 (j)                    *
         Michael J. Gade                                   9,984 (k)                    *
         Masaaki Kamata                                   24,379 (l)                    *
         James W. Keyes                                  329,084 (m)                  .31% (m)
         Kazuo Otsuka                                      9,618 (n)                    *
         Lewis E. Platt                                    4,007 (o)                    *
         Gary R. Rose                                     60,987 (p)                    *
         Nobutake Sato                                    23,618 (q)                    *
         Bryan F. Smith, Jr.                             122,350 (r)                    *
         All executive officers and directors         99,063,612 (s)                77.99% (s)
         as a group (17 persons) (r)

--------------------------------------
*Rounds to less than one-tenth of one percent

(a) At March 1, 2002, there were 104,829,197 shares of common stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.

(b) Mr. Ito owns 405,426 shares directly, of which 5,426 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Co. See "Security Ownership of Certain Beneficial Owners," above.

(c) Mr. Suzuki owns 202,800 shares directly, of which 2,800 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Suzuki is President and a Director of IYG Holding Co. See "Security Ownership of Certain Beneficial Owners," above.

(d) Mr. Matthews owns 30,208 shares directly, of which 28,666 shares were acquired under our Grant Stock Plan; and holds options to acquire 657,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, all of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).

(e) Mr. Arai owns 9,017 shares directly, of which 3,016 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(f) Mr. Asakura disclaims beneficial ownership of 2,000 shares held in a brokerage account for his daughter.

(g)      Mr. Ashida owns 6,000 shares directly.

(h) Mr. Brehm owns 1,666 shares directly which were acquired under our Grant Stock Plan, 784 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan's administrator, Computershare Investor Services, LLC; and holds options to acquire 196,064 shares pursuant to options granted under the 1995 Stock Incentive Plan, 92,188 of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).

(i) Mr. Chai owns 2,328 shares directly, all of which were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(j) Mr. Fernandes owns 20,380 shares directly, of which 12,380 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(k) Mr. Gade owns 784 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan's administrator, Computershare Investor Services, LLC, and options to acquire 76,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 9,200 of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).

(l) Mr. Kamata owns 24,379 shares directly, of which 4,379 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Kamata is Treasurer and a Director of IYG Holding Co. and a Director and Executive Vice President of Seven-Eleven Japan. See "Security Ownership of Certain Beneficial Owners," above.

(m) Mr. Keyes owns 9,100 shares which are held in his IRA custodial account; 784 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan's administrator, Computershare Investor Services, LLC; and holds options to acquire 896,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 319,200 are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).

(n) Mr. Otsuka owns 9,618 shares directly, of which 3,618 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Co. and General Manager, Corporate Development, of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.

(o) Mr. Platt and his wife share voting power with respect to 2,000 shares held in a Merrill Lynch brokerage account. In addition, Mr. Platt holds 2,007 shares acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(p) Mr. Rose owns 200 shares directly, 784 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan's administrator, Computershare Investor Services, LLC; and holds options to acquire 172,896 shares pursuant to options granted under 1995 Stock Incentive Plan, of which 60,003 are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).

(q) Mr. Sato owns 23,618 shares directly, of which 3,618 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Sato is Chief Financial Officer and a Director of IYG Holding Co. and Chief Financial Officer of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.

(r) Mr. Smith owns 50 shares directly; 784 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan's administrator, Computershare Investor Services, LLC; and holds options to acquire 264,304 shares pursuant to options granted under the 1995 Stock Incentive

         Plan, 121,516 of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).

(s) The total shares shown are as follows: 755,408 shares owned by executive officers and directors directly or with family members; 1,259,707 shares pursuant to options currently exercisable by five current officers and Mr. Matthews under the 1995 Stock Incentive Plan; 76,124,428 shares held by IYG Holding Co. as of March 1, 2002, and 20,924,069 shares acquirable by Ito-Yokado and Seven-Eleven Japan upon conversion of the convertible debt securities we issued in 1995 and 1998, as described on page 10. In addition, nine of the listed non-employee directors who participate in the Stock Compensation Plan for Non-Employee Directors will receive additional shares after April 1, 2002, but the exact number cannot be determined to after the close of business on March 29, 2002. Therefore, these acquirable shares are not included in this table. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are directors and officers of IYG Holding Co., and, in addition to Mr. Asakura, are directors and/or officers of Ito-Yokado and Seven-Eleven Japan, but all of these directors disclaim beneficial ownership of any shares held, or to be acquired, by IYG Holding Co., Ito-Yokado and Seven-Eleven Japan.

Section 16(a) Reporting

         Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that during the fiscal year ended December 31, 2001, our executive officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and executive officers.

PROPOSAL 2.  RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to be our independent accountants for 2002. Although not legally required to do so, upon the recommendation of the Audit Committee, our Board is submitting to the shareholders for ratification at this meeting the appointment of PricewaterhouseCoopers as our independent accountants for 2002. We expect that our shareholders will approve this proposal, but if the proposal is not approved, our Board will revisit its decision to appoint PricewaterhouseCoopers as our independent accountants for 2002.

         The services provided to us by PricewaterhouseCoopers in 2002 will include, in addition to performing our audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters.

         PricewaterhouseCoopers, a nationally known firm, has no direct or indirect interest in our company. The firm of Coopers & Lybrand L.L.P., predecessor to PricewaterhouseCoopers, was originally appointed as our independent accountants in 1992.

         Representatives of PricewaterhouseCoopers will be at the meeting, will have an opportunity to make a statement, and will be available to respond to questions.

         A summary of fees that PricewaterhouseCoopers has charged us for audit- and non-audit related services during 2001 follows:



---------------------------------------------------------------------------------------------------------------------
AREA                                                         AMOUNT OF FEES
---------------------------------------------------------------------------------------------------------------------
Fees for the audit of the consolidated financial             $1,076,000, of which an aggregate
statements of 7-Eleven, Inc., for the year ended             amount of $707,000 had been billed
December 31, 2001, and for the review of Forms 10-Q          through December 31, 2001
during 2001
---------------------------------------------------------------------------------------------------------------------
Fees for financial systems design and implementation         None
---------------------------------------------------------------------------------------------------------------------
All other fees                                               $1,238,000 consisting of:
                                                               - $164,000 for benefit plan audits;
                                                               - $295,000 for other audit-related
                                                                 services;
                                                               - $157,000 for tax services; and
                                                               - $622,000 for other services.
---------------------------------------------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO BE OUR INDEPENDENT ACCOUNTANTS, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" RATIFICATION.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

      The functions of our Compensation and Benefits Committee include:

      - Formulating specific recommendations to the Board for (1) the compensation of the chief executive officer and (2) upon the recommendation of the chief executive officer, the compensation of the Company's other executive officers;

      - Administering and taking all action required or permitted to be taken by the Board under any Company stock-based incentive plans (including the approval of management recommendations for grants of options under any such plans and determination of the appropriate grants for the Company's chief executive officer);

      - Reviewing and making recommendations to the Board regarding the Company's planning for management succession and advancement;

      - Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

      - Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of the Company's compensation (including salary and bonus), incentives (both current and long-term), benefits (including Profit Sharing, group health coverage, disability coverage and life insurance benefits, and use of Company stock in option, bonus, or appreciation arrangements), and other perquisites; and

      - Undertaking such other functions as are assigned to the Committee by the Board.

      Our executive officers, as well as all other management personnel, receive annual compensation consisting of (1) base salary and (2) variable pay under our Annual Performance Incentive plan. The amount paid under our Annual Performance Incentive plan is based upon the employee's or officer's base salary, pay grade and the achievement of certain pre-established performance criteria each year, as more fully described in the Report of the Compensation and Benefits Committee, pages 20 to 22.

      The following table shows the compensation paid or earned during 2001 by our Chief Executive Officer and our next four most highly compensated executive officers.

                                            SUMMARY COMPENSATION TABLE



                                                                             LONG-TERM COMPENSATION
                                  ANNUAL COMPENSATION                    AWARDS                  PAYOUTS
-------------------------------------------------------------------------------------------------------------------------------
                                                           OTHER
                                                           ANNUAL      RESTRICTED                                  ALL OTHER
         NAME AND                    SALARY    BONUS       COMPEN       (STOCK        OPTIONS/      LTIP            COMPEN-
PRINCIPAL POSITION IN 2001   YEAR     ($)       ($)     -SATION($)(i)   AWARD(S)($)    SARS(#)     PAYOUTS($)    SATION($)(ii)
-------------------------------------------------------------------------------------------------------------------------------
James W. Keyes               2001   468,750    143,464      N/A           -0-        200,000        -0-             14,148
Director; President and      2000   437,500     99,563      N/A           -0-        366,000        -0-             15,707
Chief Executive Officer      1999   385,420    203,527      N/A           -0-         70,000        -0-              5,968
and Director

Bryan F. Smith, Jr.          2001   293,875     67,464      N/A           -0-        40,000         -0-             13,362
Senior Vice President,       2000   272,875     49,120      N/A           -0-        87,384         -0-             14,692
General Counsel and          1999   256,790    122,300      N/A           -0-        27,400         -0-              5,702
Secretary

Gary R. Rose                 2001   276,666     63,500      N/A           -0-        40,000         -0-             12,321
Senior Vice President,       2000   226,250     39,354      N/A           -0-        63,816         -0-             13,197
Field Operations             1999   191,250     80,893      N/A           -0-        18,000         -0-              5,471

Michael J. Gade              2001   255,000     56,108      N/A           -0-        30,000         -0-            104,963
Senior Vice President,       2000   165,000     24,287      N/A           -0-        46,000         -0-             50,746
Merchandising(iii)

Rodney A. Brehm              2001   254,374     58,374      N/A           -0-        30,000         -0-              7,364
Senior Vice President,       2000   232,500     41,852      N/A           -0-        69,344         -0-              8,684
Operations Development       1999   220,625    104,565      N/A           -0-        18,000         -0-              5,639


-------------------
(i) No "Other Annual Compensation" is shown because the total amounts paid for perquisites in 1999, 2000 and 2001 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for such years.

(ii) The amounts shown for 2001 include (a) the amount of our contribution to each of the named executive officer's accounts in the 7-Eleven, Inc. Employees' Savings and Profit Sharing Plan (the "Savings and Profit Sharing Plan"), a Section 401(k) defined contribution plan with more than 20,000 participants, which for 2001 was as follows: $6,194.90 for Messrs. Keyes, Smith, Rose and Brehm, and $3,814.66 for Mr. Gade; (b) the amount of any contribution to the executive's account under the Company's Supplemental Executive Retirement Plan, which for 2001 was as follows: $5,801.59 for Messrs. Keyes and Smith, and $5,086.40 for Mr. Rose; (c) for each of the named executive officers, the full premiums paid for basic term life insurance under our group plan for all employees, which for 2001 were as follows: $2,151.68 for Mr. Keyes, $1,365.01 for Mr. Smith; $1,039.72 for Mr. Rose; $1,148.26 for
Mr. Gade; and $1,168.99 for Mr. Brehm; and (d) with regard to Mr. Gade, a one-time special payment of $100,000, made during April 2001, as required by Mr. Gade's offer letter.

(iii) As of May 1, 2001, Mr. Gade was appointed Senior Vice President, Merchandising, and became an executive officer of the Company.

OPTION/SAR GRANTS IN 2001 FISCAL YEAR

      In 1995 our Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by our shareholders in 1996. Pursuant to the Stock Incentive Plan, during 2001 the Board of Directors approved approximately 90 awards of nonqualified stock options, granting participants options to purchase a total of 884,950 shares of our common stock. These awards included grants to each of the named executive officers and all other officers. The options include a standard vesting period of five years. Under the terms of the plan, vesting accelerates if we achieve certain target prices for our common stock, if a participant reaches age 65 or upon the death of a participant.

      The following table provides information on the number of options granted during 2001, the exercise price and expiration date of the options and our calculation of the options' present value as of the date of grant.

      OPTION GRANTS IN 2001 FISCAL YEAR



                                                        Individual Grants
      ---------------------------------------------------------------------------------------------------
                                 Number of       Percent of
                                 Securities    Total Options/
                                 Underlying     SARs Granted     Exercise or                   Grant date
                                Options/SARs    to Employees     Base Price     Expiration      present
               Name             Granted(#)(i)  in Fiscal Year     ($/Share)        Date       Value $(ii)
               ----            --------------  --------------     ---------        ----       -----------
      James W. Keyes              200,000          22.60%          $10.92        05-14-11       1,495,166
      Bryan F. Smith, Jr.          40,000           4.52%          $10.92        05-14-11         299,033
      Gary R. Rose                 40,000           4.52%          $10.92        05-14-11         299,033
      Michael J. Gade              30,000           3.39%          $10.92        05-14-11         224,275
      Rodney A. Brehm              30,000           3.39%          $10.92        05-14-11         224,275


(i) The options granted during 2001 vest ratably on each of the first through fifth anniversaries of the grant date. As specified in the award agreement, 30% of the shares received upon exercise will bear a legend restricting the transfer or sale of those shares for 24 months after the date the shares were acquired, unless the optionee dies, retires, becomes disabled or his employment is terminated due to divestiture.

(ii) We calculated grant date present values using the Black-Scholes pricing model. We employed the following assumptions when using this model: (a) expected volatility of 50.17%, determined using monthly data averaged over a 36-month period preceding the grant date; (b) risk-free rate of return of 5.70%, equal to the rate on a U.S. Treasury Strip with a term equal to 10 years; (c) dividend yield of 0.00%; (d) option term of 10.0 years; and
      (e) an annual forfeiture rate of 0%. We did not apply a discount for nontransferability.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

      The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

                             AGGREGATED OPTION/SAR EXERCISES IN 2001 FISCAL YEAR
                                      AND 2001 YEAR-END OPTION/SAR VALUES


                                                            NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS/           IN-THE-MONEY OPTIONS/SARS
                           ACQUIRED ON        VALUE           SARS AT FISCAL YEAR END (#)        AT FISCAL YEAR-END($)(iii)
NAME                       EXERCISE(#)      REALIZED($)    EXERCISABLE(i)  UNEXERCISABLE(ii)  EXERCISABLE(iv)   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
James W. Keyes                 --               --             319,200         576,800           156,885          317,074
Bryan F. Smith, Jr.            --               --             121,516         142,788            61,409           93,866
Gary R. Rose                   --               --              60,003         112,893            37,728           70,762
Michael J. Gade                --               --               9,200          66,800              0              23,700
Rodney A. Brehm                --               --              92,188         103,876            35,113           61,119


-------------------
     (i) The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan (pursuant to which all of the options granted in 1995 and 1996, 80% of the options granted in 1997, 60% of the options granted in 1998, 40% of the options granted in 1999 and 20% of the options granted in 2000 were exercisable as of December 31, 2001).

     (ii) The unexercisable options shown are Nonqualified Stock Options granted in 1997, 1998, 1999, 2000, and 2001 under the 1995 Stock
           Incentive Plan, at an exercise price of $12.345 per share, $9.5313 per share, $9.375 per share, $19.00 per share and $10.92 per share, respectively. The options vest ratably on each of the first through fifth anniversaries of the grant date. The vesting schedule can be accelerated if we achieve certain share price targets for our common stock.

     (iii) Our named executive officers do not hold any SARs. We have no SARs currently outstanding.

     (iv) Based upon the closing price of $11.71 on the NYSE on the last business day of our fiscal year.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

      We do not maintain a defined benefit pension plan for our employees. We do maintain an Executive Protection Plan, covering approximately 70 executives, including each of the named executive officers. This plan provides three benefits: (1) a pre-retirement death benefit, payable in a lump sum to an executive's designated beneficiary if the executive dies before retirement, equal to 200% of the executive's "annual compensation," as determined for plan purposes; (2) a retirement income benefit, payable in annual installments for life following an executive's retirement at age 60 (or later), each installment equal to 15% of the executive's "annual compensation," as determined for plan purposes (if the executive retires after reaching age 50 but before age 60, a reduced benefit is payable; similarly, if an executive selects the "joint and survivor" option under the plan, the amount of the annual installment is reduced to reflect the potential increase in the payout period); and (3) disability income in excess of the amount provided under our group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits, assuming the executive is covered under our group disability plans, will equal 80% of the executive's "annual compensation" prior to the disability. We fund the benefits under the plan through certain life insurance policies and our general assets.

      Under the plan's provisions, the "annual compensation" on which benefits are calculated for all participants, including each of the named executive officers, is based upon the executive's annualized base salary, plus the target Annual Performance Incentive for the executive's salary grade, at the time we prepare the executive's benefits statement. From time to time, we may update the benefits statements to reflect increases in our executives' compensation.

      The annual installment of salary continuation for each named executive officer, assuming retirement at age 60 and no adjustments to annual compensation between 2001 and retirement, would be as follows: Mr. Keyes - $114,000; Mr. Smith - $65,250; Mr. Rose - $61,988; Mr. Gade - $56,550; and Mr.
Brehm -$56,006. The plan allows the executive to select a "joint and survivor" benefit for the annual installments of salary continuation. If the executive selects this option, we reduce the amount of the annual installments to reflect the potential increase in the payout period.

      Under the plan, normal retirement age is 60; however, if an executive retires between the ages of 50 and 60, a reduced benefit is payable under the plan. At age 50, the benefit is 50% of what would have been paid at age 60; the benefit increases to 55% at age 51 and increases 5% per year up to age 60.

DIRECTORS' COMPENSATION

      For information about compensation of the Board of Directors, see "Information About The Board of Directors and Committees of the Board-- Compensation of Directors," page 5.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As described above, from January 2001 to October 2001, the Compensation and Benefits Committee of the Board of Directors was comprised of Mr. Suzuki (Chairman of the Committee), Mr. Fernandes and Mr. Otsuka. Mr. Suzuki is Vice Chairman of our Board of Directors. He is also President of Ito-Yokado and IYG Holding Co. and Chairman of Seven-Eleven Japan. IYG Holding Co., which as of the record date owned more than 72% of our common stock, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed our commercial paper facility for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is our area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is our area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate $380 million of convertible debt securities, as described on page 10. Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on these convertible debt securities. Mr. Otsuka is an officer of Ito-Yokado and of IYG Holding Co.

      Beginning in October 2001, the Committee's members were Mr. Fernandes, Mr. Arai and Mr. Platt, Chairman of the Committee. These directors are independent from the Company and free from any interlocking relationships as defined by the SEC.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

      The functions of the Compensation and Benefits Committee include:

      - Reviewing the competitiveness of the Company's executive compensation program;

      - Recommending improvements to the Company's executive compensation program to the full Board of Directors;

      - Administering the Company's incentive plans, including the 1995 Stock Incentive Plan; and

      -     Performing any other duties assigned by the full Board.

      In October 2001, the Board reconstituted the Committee, whose membership had not changed in more than five years. Messrs. Platt and Arai joined the Committee at that time. The third member of the Committee, Mr. Fernandes, has served since April 1993.

      The undersigned members presently serving on the Committee are:

      -     Independent from the Company; and

      - Free from "interlocking" relationships as defined by the Securities and Exchange Commission.

      The Committee seeks to provide an appropriate level of base salary to the Company's executive officers and to supplement the executives' base salaries with two types of benefits:

      - Cash- and stock-based incentive programs that reward the Company's executives for achieving operational targets and increasing shareholder value; and

      - Benefit programs comparable to those offered to executive officers at companies with whom 7-Eleven competes for executive talent.

BASE SALARY

      Base salary increases for all of the Company's employees, including executive officers, normally occur in April. As of April 1, 2001, an increase of $25,000 to the annualized base salary of the Company's president and chief executive officer, James W. Keyes, was awarded. The increase raised Mr. Keyes's annualized base salary to $475,000. The increase took into account (i) the fact that Mr. Keyes's base salary remains significantly below the market levels for chief executives at companies of comparable size; (ii) overall financial, strategic and operational company performance; and (iii) individual performance. These factors were not independently assigned specific weights.

ANNUAL PERFORMANCE INCENTIVE PLAN

      The key portion of an executive officer's variable pay at 7-Eleven is the Company's Annual Performance Incentive plan. The API plan rewards executive officers and other managers by paying a percentage of the manager's base salary based upon the Company's operating earnings for the year. As Chief Executive Officer, Mr. Keyes's API potential during 2001 was 60% of his base salary. Under the API plan, Mr. Keyes's award for 2001 would have been:

      -     Zero, if the Company fell short of a pre-established threshold;

      - Less than 100% of his full API potential, if the Company achieved the pre-established threshold for operating earnings but fell short of its budgeted operating earnings for the year;

      - 100% of his full API potential--$281,250--if the Company achieved its budgeted operating earnings for the year; or

      - More than 100% and up to 200% of his full API potential--$281,251 to $562,500--if the Company exceeded its budgeted operating earnings.

During 2001, the Company exceeded the threshold for operating earnings but did not achieve its budgeted operating earnings. Based upon these results, the API plan for 2001 paid an award equal to 51% of the award that would have been earned had the Company achieved its budgeted operating earnings.

1995 STOCK INCENTIVE PLAN

      The 1995 Stock Incentive Plan permits the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. The Company's executive officers and other key employees have received grants of options under the plan each year beginning in 1995. About 5.5 million shares of the Company's authorized but unissued common stock are now subject to outstanding options under the plan.

      The option exercise prices under the plan, rounded to the nearest cent, are as follows:



                  ----------------------- --------------------
                           YEAR                   PRICE
                  ----------------------- --------------------
                           1995                 $15.94
                  ----------------------- --------------------
                           1996                 $15.00
                  ----------------------- --------------------
                           1997                 $12.34
                  ----------------------- --------------------
                           1998                  $9.53
                  ----------------------- --------------------
                           1999                  $9.38
                  ----------------------- --------------------
                           2000                 $19.00
                  ----------------------- --------------------
                           2001                 $10.92
                  ----------------------- --------------------


      The award agreements issued under the plan permit accelerated vesting if the Company's stock price reaches, and remains above, certain pre-established levels--significantly higher than the exercise price--for the required number of trading days. But based upon the closing price of the Company's stock on March 15, 2002, all but the 1998 and 1999 grants under the plan remain "underwater."

      The Committee believes that the plan has the potential to reward the executive officers and other key employees responsible for the Company's long-term growth and encourage them to focus on initiatives that will increase shareholder value. At the same time, the Committee is considering whether types of awards under the plan other than stock options, such as shares of restricted stock, may be more effective for attracting, motivating and retaining executive talent.

      In May 2001, the full Board of Directors, including all the members of the Committee as then constituted, approved the annual option grants under the plan for 2001. Therefore, the Committee took no separate action with regard to these annual grants. In November 2001, the Committee approved the following additional grants under the plan: (i) a grant of stock options for an executive who had recently joined the Company; and (ii) a grant of stock options and a grant of shares of restricted stock, both of which were (a) incorporated into an offer of employment for a prospective executive and (b) effective upon the executive's first day of employment with the Company.

OTHER EXECUTIVE BENEFITS

      The Company also offers an Executive Protection Plan for its executive officers and certain other key employees. The plan is described more fully on pages 18 to 19 of this proxy statement.

      In February 1998, the Company adopted the Supplemental Executive Retirement Plan for Eligible Employees to assist the Company's executive officers and other key employees in planning for retirement. Participants may defer up to 12% of their income into their plan account until their retirement or another date the participant selects. The deferred amounts earn interest, set each December at 120% of the federal long-term rate for compounding annually. The Company has the option to match a portion of the participant's deferrals to the plan. The Company match may approximate the sum that federal nondiscrimination testing requirements prevent the employee from receiving under the 7-Eleven, Inc. Employees' Savings and Profit Sharing Plan. For 2001, the Company elected to match a portion of deferrals made by executives under the plan during that year. The amount of the Company match is included in the footnotes to the executive compensation table on page 16 of this proxy statement.

      Two additional benefit programs complete the compensation package for the Company's executives. 7-Eleven's Executive Physical Program pays the cost of a comprehensive annual physical examination for the Company's executive officers and other covered executives. The Company's Executive Car Allowance Program provides a monthly payment intended to cover or subsidize an executive's use of an automobile.

REVIEW OF THE CURRENT EXECUTIVE COMPENSATION PROGRAM

      In November 2001, the Committee undertook a comprehensive review of the Company's executive compensation program. At the Committee's request, the Company's human resources department and Towers Perrin, an independent compensation consulting firm, have assisted in this review. At its January 2002 meeting, the Committee finalized and unanimously approved recommendations with respect to base salary increases, a redesigned annual performance incentive, a new long-term incentive program and executive stock ownership guidelines. At the January 2002 meeting of the full Board of Directors, the Committee presented its recommendations to the Board. The Board is considering these recommendations and expects to vote on them later this year.

LEWIS E. PLATT, CHAIRMAN
YOSHITAMI ARAI
GARY J. FERNANDES

                               PERFORMANCE GRAPH

      The Performance Graph, below, shows the value, at year-end 1997, 1998, 1999, 2000 and 2001, of a $100 investment in our common stock on January 1, 1997. Also shown are the values, assuming $100 invested in the New York Stock Exchange Market Index and a peer group index selected by us consisting of three publicly traded convenience store companies (Casey's General Stores, Inc., The Pantry Inc. and Uni-Marts, Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), at year-end 1997, 1998, 1999, 2000 and 2001.

      One of the companies we included in last year's performance graph, Dairy Mart Convenience Stores, Inc., filed for bankruptcy on September 24, 2001. Dairy Mart's stock was delisted by the NYSE on October 22, 2001, so we have not included Dairy Mart in this year's peer group. In place of Dairy Mart, we have added The Pantry, Inc., a chain of approximately 1,300 convenience stores. We may decide, in future years, to change the composition of the peer group if we believe that better comparative data is available.




























                    ASSUMES $100 INVESTED ON JANUARY 1, 1997
                           ASSUMES DIVIDEND REINVESTED
                           FISCAL YEAR-END DECEMBER 31



COMPANY                              MARKET VALUE AT DECEMBER 31
                      1997        1998        1999          2000        2001
7-Eleven, Inc.        71.58       64.21       60.00         58.95       78.89
Peer Group           151.13      270.81      163.39        264.16      186.88
Broad Market         131.56      156.55      171.42        175.51      159.87


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMMERCIAL PAPER

       We have a commercial paper program under which we can issue up to $650 million depending upon our needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

RECAPITALIZATION

      On March 1, 2000, IYG Holding Co. signed a Subscription Agreement to purchase an additional 22,736,842 newly issued shares of our common stock for $540.0 million. The purchase closed on March 16, 2000. As a result of the purchase, as of the record date of March 1, 2002, IYG Holding Co. owned approximately 72.6% of our outstanding common stock. IYG Holding Co. is jointly owned by Ito-Yokado and Seven-Eleven Japan.

QUIDS

      In November 1995, we issued $300 million principal amount of Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). These debt securities have an interest rate of 4.5%. In February 1998, we issued an additional $80 million principal amount of Convertible Quarterly Income Debt Securities due 2013, also with an interest rate of 4.5% to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). Interest on both series of debt securities is payable quarterly, and for 2001, we paid aggregate interest to Ito-Yokado of $8,721,000 and to Seven-Eleven Japan of $8,379,000 on both series of debt securities. We may defer the interest payments for up to 20 consecutive quarters, but we currently intend to make interest payments as they come due. In addition, the debt securities issued in 1995 are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share and the debt securities issued in 1998 are convertible into a total of 6,501,686 shares of our common stock, at a conversion price of $12.3045 per share, at which time, if certain conditions with regard to the closing price of our common stock are met, these debt securities mandatorily convert into shares of our common stock.

SEVEN-ELEVEN JAPAN

      Our largest area licensee, Seven-Eleven Japan operated, as of December 31, 2001, approximately 9,000 7-Eleven(R) stores in Japan under an area license agreement entered into in 1973. In 1988, we entered into a yen-denominated financing arrangement pursuant to which we pledged the royalty stream from Seven-Eleven Japan as collateral for the financing until the earlier of twenty years or the date the indebtedness is paid in full. In 1998, we anticipated that the payments would be satisfied earlier than the 20-year term. We then entered into an additional yen-denominated financing related to subsequent royalties. As we have previously disclosed, pursuant to our amended agreement, royalties will be paid at a reduced percentage beginning in August 2002. In 2001, royalties paid to us by Seven-Eleven Japan totaled approximately $60.8 million.

SEVEN-ELEVEN (HAWAII), INC.

      Our area licensee in Hawaii, Seven-Eleven (Hawaii), Inc., is a subsidiary of Seven-Eleven Japan, and, as of December 31, 2001, operated 56 stores in Hawaii. During 2001, Seven-Eleven (Hawaii), Inc. paid us approximately $88,000 in connection with the area license arrangement.

EXPANSION IN CHINA

         During the third quarter of 2001, we announced plans to expand the development and operation of 7-Eleven stores in the People's Republic of China through licensing arrangements. There are currently approximately 450 7-Eleven stores in Hong Kong and 75 7-Eleven stores in the south China province of Guangdong. Those stores are operated by subsidiaries of Dairy Farm International Ltd. pursuant to a licensing arrangement.

         Subject to obtaining the approvals referenced below, we are evaluating the possibility of entering into a licensing arrangement for at least one additional market area in China with Seven-Eleven Japan, President Chain Store Corporation and a local Chinese participant. President Chain Store Corporation is our current licensee in Taiwan, where it operates approximately 2,925 7-Eleven stores, and Seven-Eleven Japan is our current licensee in Japan, where it operates approximately 9,000 7-Eleven stores. We have focused on the possibility of negotiating a licensing arrangement with Seven-Eleven Japan and President Chain Store Corporation because of their financial strength, business experience in China and proven ability to develop and operate 7-Eleven stores.

         We have not negotiated the final terms and conditions of the proposed licensing agreement. We anticipate that the final license agreement will include the payment of a one-time licensing fee, a store development schedule and obligation and a royalty on sales at the licensed stores. Based upon the development experience of Dairy Farm in Guangdong and our own preliminary projections for the development of additional stores in China, we do not expect that the licensing of additional market areas in China will have any material impact on our royalty revenue for several years.

         Because we anticipate entering into a licensing arrangement with Seven-Eleven Japan, which together with Ito-Yokado owns 72.6% of our common stock, our board of directors has appointed a special committee comprised of three independent directors to review and consider the proposed licensing arrangement for approval. Our board has authorized the special committee to retain whatever external resources are necessary to obtain objective advice regarding the proposed licensing arrangement.

PROFIT SHARING PLAN

         As of December 31, 2001, the 7-Eleven, Inc. Employees' Savings and Profit Sharing Plan owned one store leased to the Company under a capital lease and 475 stores leased to the Company under operating leases at rentals which, in the opinion of management, approximated market rates at the inception date of each lease. In addition, in 1999, 2000 and 2001, there were 28, 24 and 71 leases, respectively, that either expired or, as a result of properties that were sold by the Profit Sharing Plan to third parties, were canceled or assigned to the new owner. Also, the Company exercised its right of first refusal and purchased 4, 19 and 2 properties from the Profit Sharing Plan in 1999, 2000 and 2001, respectively, for an aggregate purchase price of $1.2 million, $9.2 million and $748,000 in the respective years.

ITOCHU INTERNATIONAL INC. AND ITOCHU CORPORATION

      Until his retirement on June 30, 2001, Mr. Chai served as Chairman and Chief Executive Officer of ITOCHU International Inc. and Vice Chairman of ITOCHU Corporation. Both ITOCHU International and ITOCHU Corporation are general trading companies and each has a 10% direct equity interest in Prime Deli, Inc., a company that operates a fresh-food commissary for 7-Eleven, Inc., serving approximately 300 7-Eleven stores in Texas. During 2001, we purchased fresh food products from the commissary for approximately $6 million.

      In addition, SIG Logistics, which is owned by ITOCHU Corporation and ITOCHU International, operated five combined distribution centers in Florida and Virginia that served a total of approximately 900 7-Eleven stores. During 2001, we paid SIG Logistics distribution fees totaling approximately $15 million.

      C. Itoh & Co. (now ITOCHU Corporation) entered into a Consulting Agreement with The Southland Corporation (now 7-Eleven, Inc.) and Seven-Eleven Japan Co., Ltd. in 1973, related to the 7-Eleven stores operating in Japan, and has performed under this agreement since then.

      In addition, ITOCHU International and ITOCHU Corporation may, from time to time, negotiate with us to provide additional goods or services.

      Mr. Chai has no personal material interest in any transactions between us and ITOCHU Corporation and ITOCHU International Inc. other than having served, until his retirement, as a director and/or officer of such companies.


SHAREHOLDER PROPOSALS

      If you want to present a proposal and have it included in the proxy statement for our 2003 Annual Meeting of Shareholders, which is expected to be held during April or May 2003, you must send your proposal to us at our principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. We must receive a proposal by December 1, 2002, for the proposal to be considered, and the proposal must comply with the then-current rules of the SEC relating to shareholder proposals.

FINANCIAL AND OTHER INFORMATION/
WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address: VICE PRESIDENT, INVESTOR RELATIONS, 7-ELEVEN, INC., 2711 NORTH HASKELL AVE., DALLAS, TEXAS 75204. Telephone (214) 828-7011.

      Our Annual Report for the year ended December 31, 2001, is being mailed to shareholders with this proxy statement, but the Annual Report is not incorporated in this proxy statement and is not deemed to be part of the proxy soliciting material.

OTHER BUSINESS

      We do not know of any other matters that will be presented at this meeting. However, if other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management's reports will be heard and received. Even though you hear the reports and approve the minutes, it does not mean that you approve or disapprove of the matters contained in the reports or minutes.

INDEMNIFICATION

         Pursuant to our Articles of Incorporation and Bylaws and the Texas Business Corporation Act, from time to time we have indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers.

On the outside back cover of the proxy statement of 7-Eleven, Inc. there is a map of the intersection of North Central Expressway and Lemmon Avenue and North Central Expressway and Haskell Avenue, in Dallas, Texas, showing the entrances to Cityplace Center.]

[GRAPHIC]

Cityplace Center is located on the southeast corner of the intersection of Haskell Avenue and Central Expressway.

To enter the underground parking garages, use Ramp #2, Ramp #3 or Ramp #5.
     -    Enter Ramp #2 from left lane while eastbound on Haskell.
     -    Enter Ramp #3 from left lane while westbound on Haskell.
     -    Enter Ramp #5 from southbound Weldon.

PLEASE NOTE THE PROCEDURES FOR THE CITYPLACE CENTER'S UNDERGROUND PARKING
GARAGES:

     -    At entrance ramp gate, push the button to take a ticket.
     -    Enter the garage after the gate is raised.
     - Bring the ticket with you to the registration table for the meeting; we will validate your ticket so you will not be charged for parking.
     - Proceed along roadway to entrance of garage "A," "B," "C" or "D" (note compact car spaces).
     -    Locate garage elevators, take elevator to Concourse Level "C."
     - Exit Level "C" at the elevator lobby and follow signs to Cityplace Center entrance.
     - Enter Cityplace Center at revolving door and proceed through the corridor to information kiosk.
     - Take the Concourse Level elevator to the ground floor lobby and conference center.

                                                                          000000  0000000000  0  0000
7-Eleven, Inc.
                                                                          000000000.000 ext
MR A SAMPLE                                                               000000000.000 ext
DESIGNATION (IF ANY)                                                      000000000.000 ext
ADD 1                                                                     000000000.000 ext
ADD 2                                                                     000000000.000 ext
ADD 3                                                                     000000000.000 ext
ADD 4                                                                     000000000.000 ext
ADD 5
ADD 6                                                                     Holder Account Number

                                                                          C 1234567890     J N T



Use a BLACK pen. Print in                                                 | | Mark this box with an X if you have made changes to
CAPITAL letters inside the grey   |A| |B| |C|  |1| |2| |3|  |X|               your name or address details above.
areas as shown in this example.


ANNUAL MEETING PROXY CARD

A   ELECTION OF DIRECTORS
The Board of Directors recommends a vote FOR the listed nominees.

                            For  Withhold                               For  Withhold                           For  Withhold
01 - Masatoshi Ito          | |    | |        06 - Timothy N. Ashida    | |    | |        11 - Kazuo Otsuka     | |    | |

02 - Toshifumi Suzuki       | |    | |        07 - Jay W. Chai          | |    | |        12 - Lewis E. Platt   | |    | |

03 - Clark J. Matthews, II  | |    | |        08 - Gary J. Fernandes    | |    | |        13 - Nobutake Sato    | |    | |

04 - Yoshitami Arai         | |    | |        09 - Masaaki Kamata       | |    | |

05 - Masaaki Asakura        | |    | |        10 - James W. Keyes       | |    | |

B Issues
The Board of Directors recommends a vote FOR the following resolutions.

                                                        For Against Abstain

2. Ratification of the appointment of the               | |   | |     | |        If you plan to attend the meeting in person,
   accounting firm of PricewaterhouseCoopers LLP as                              please mark this box with an X.               | |
   independent accountants of 7-Eleven, Inc. for 2002.

                                                        For Against Abstain

3. Other Business.  In their discretion, the proxies    | |   | |     | |
   are authorized to vote upon such other matters as
   may properly come before the meeting or any
   adjournments thereof.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Date and sign exactly as your name appears above (or on this proxy card).  Joint owners should each sign.  When signing as an administrator, executor, trustee, attorney, guardian, corporate officer, or in any capacity other than individually, please give your full title and indicate the capacity in which you are signing.  By signing below, you acknowledge receiving a copy of
7-Eleven's 2001 Annual Report and the accompanying Notice and Proxy Statement.

Signature 1                            Signature 2                            Date (dd/mm/yyyy)
-------------------------------------  -------------------------------------  -------------------------------------
                                                                                        /          /
-------------------------------------  -------------------------------------  -------------------------------------

A552                                   1 U P X

--------------------------------------------------------------------------------
Proxy - 7-Eleven, Inc.
--------------------------------------------------------------------------------

             Proxy Solicited on Behalf of The Board of Directors
            For The Annual Meeting of Shareholders - April 24, 2002

By signing this card, I appoint James W. Keyes, Bryan F. Smith, Jr. and David
T. Fenton, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote as designated on the reverse side of this card, all the common stock of 7-Eleven, Inc. I have power to vote, with all powers I would possess if personally present, at the Annual Meeting of Shareholders of 7-Eleven, Inc. to be held on April 24, 2002, and at any adjournments of the meeting.

Unless otherwise marked, this proxy will be voted FOR the election of nominees named and FOR Proposal No. 2. The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item No. 3.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)